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                                  EXHIBIT 16.1





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David T.
 Thomson P.C.                                        Certified Public Accountant
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Securities and Exchange Commission
459 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

I was previously the auditor for Tengasco, Inc. (Formerly Onasco Companies, Inc.) and on April 14, 1995 I reported on the financial statements of Tengasco, Inc. at December 31, 1994, 1993 and 1992 and the years then ended. I have read the statements made by Tengasco, Inc. in Form 10-SB, which I understand will be filed with the Commission, with respect to the change in accountants from my firm to Charles M. Stivers. I agree with paragraphs one, three, seven, and items
(1), (2), and (3) of paragraph six. I have little or no knowledge as to the representations in paragraphs two and five. As to paragraph four, my opinion dated April 14, 1995 had a paragraph added as to the Company's ability to continue as a going concern.

Very truly yours,

/s/ David T. Thomson P.C.

David T. Thomson P.C.

Salt Lake City, Utah
July 28, 1997


    180 South 300 West, Suite 329, Salt Lake City, Utah 84101 (801) 328-3900